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                                             Exhibit B1


NEES ENERGY, INC.
Statement of Income and Accumulated Deficit
For the Quarter ended December 31, 1996
(Unaudited, Subject to Adjustment)


INCOME

  Equity in income/(loss) of AllEnergy
    Marketing Co., L.L.C.                        $(1,533,772)
                                                 ===========


EXPENSES

  Other operating expenses                           251,541
  Income tax                                        (757,965)
                                                 -----------
  Total Operating Expenses                          (506,424)
                                                 -----------

Net income/(loss)                                 (1,027,348)

Retained earnings at beginning of period            (481,623)
                                                 -----------
Accumulated deficit at end of period             $(1,508,971)
                                                 ===========